UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 4, 2008

CABLEVISION SYSTEMS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	No. 1-14764	No. 11-3415180
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

CSC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	No. 1-9046 (Commission File Number)	No. 11-2776686 (IRS Employer Identification Number)

1111 Stewart Avenue Bethpage, New York (Address of principal executive offices)		11714 (Zip Code)

Registrant’s telephone number, including area code: (516) 803-2300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry Into a Material Definitive Agreement.

On June 4, 2008, Cablevision Systems Corporation  (“Cablevision”), on the determination of the Special Litigation Committee, entered into a Stipulation and Agreement of Settlement (the “Settlement Agreement”) with the plaintiffs and most of the defendants of derivative lawsuits (and two combined derivative and class action lawsuits) relating to Cablevision’s past stock option and stock appreciation rights (“SARs”) grants that were filed in state and U.S. Federal courts (the “Options Litigation”).  Upon the Court’s final approval, this Settlement Agreement will result in the dismissal of all state and federal derivative claims against the settling defendants.

On August 8, 2006, Cablevision announced that, as a result of a voluntary review, it had determined that the grant date and exercise price assigned to a number of its stock options and SARs during the 1997-2002 period did not correspond to the actual grant date and the fair market value of Cablevision’s common stock on the actual grant date.  The Options Litigation followed that announcement. These lawsuits named Cablevision as a nominal defendant and named as defendants, among others, certain present and former members of the Cablevision board of directors and certain present and former executive officers of Cablevision.

On October 27, 2006, the board of directors of Cablevision appointed Grover C. Brown and Zachary W. Carter as a newly formed Special Litigation Committee of the Board to consider and determine whether or not prosecution of the claims asserted in the Options Litigation is in the best interest of Cablevision and its shareholders and what action Cablevision should take with respect to the claims, including, without limitation, whether to pursue such claims, whether to seek an extrajudicial resolution of such claims or whether to seek one or more orders from appropriate courts to dismiss or stay the Options Litigation.

The Special Litigation Committee concluded that the Settlement Agreement reached on June 4, 2008 is in the best interests of Cablevision and its stockholders.  It is believed, by all parties involved in the agreement, that this proposed settlement will avoid the need for potentially costly and lengthy court proceedings and will provide certainty and closure for Cablevision and its shareholders on this matter.

Under the Settlement Agreement, the settling defendants will provide to Cablevision aggregate consideration valued at approximately $24.4 million, in the form of a combination of cash payments, repricing the exercise price of outstanding options and SARs, return of outstanding common stock, restricted stock units, options and SARs (including rights to the $10 special dividend paid by Cablevision in 2006), and surrender of potential contractual claims (“Consideration”).  This settlement consideration is being provided solely to facilitate the settlement.  None of the current and former officers, directors or other defendants who entered into the Settlement Agreement has acknowledged any liability or wrongdoing.  In addition, Cablevision’s director and officer liability insurer has agreed to contribute $10 million.  Plaintiffs’ counsel will seek an award of fees and expenses to be paid out of the settlement proceeds in an amount not to exceed $7.116 million.

As part of the Settlement Agreement, Cablevision will also adopt a number of corporate governance changes relating to stock-based compensation awards that are intended to supplement and further enhance Cablevision’s compensation procedures.  The Company is informed by the Special Litigation Committee that it has confidence that these processes, as well as the current executives, officers and directors charged with their execution, are fully capable of ensuring compliance with all rules, regulations and statutes relating to the grant of stock options.

The Consideration from the settling defendants is set forth in the attached Settlement Stipulation.

Under the Settlement Agreement, which remains subject to court approvals, the claims against the forgoing settling defendants will be released.

Item 9.01               Financial Statement and Exhibits.

(d)            Exhibits.

99.1         Stipulation and Agreement of Settlement, dated as of June 4, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABLEVISION SYSTEMS CORPORATION

(Registrant)

	By:	/s/ Michael P. Huseby
		Name:	Michael P. Huseby
		Title:	Executive Vice President and Chief Financial Officer

Dated: June 4, 2008

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSC HOLDINGS, INC.
(Registrant)

	By:	/s/ Michael P. Huseby
		Name:	Michael P. Huseby
		Title:	Executive Vice President and Chief Financial Officer

Dated: June 4, 2008